Exhibit 99.1

AMERICAN REALTY CAPITAL TRUST IV, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Financial Statements
Report of Independent Registered Public Accounting Firm	2
Consolidated Balance Sheets as of December 31, 2013 and 2012	3
Consolidated Statements of Operations and Comprehensive Loss for the Year Ended December 31, 2013 and the Period from February 14, 2012 (date of inception) to December 31, 2012	4
Consolidated Statement of Changes in Equity for the Year Ended December 31, 2013 and the Period from February 14, 2012 (date of inception) to December 31, 2012	5
Consolidated Statements of Cash Flows for the Year Ended December 31, 2013 and the Period from February 14, 2012 (date of inception) to December 31, 2012	6
Notes to Consolidated Financial Statements	7

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
American Realty Capital Properties, Inc.

We have audited the accompanying consolidated balance sheets of American Realty Capital Trust IV, Inc. (a Maryland corporation) and subsidiaries (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the year ended December 31, 2013 and the period from February 14, 2012 (date of inception) to December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Realty Capital Trust IV, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the year ended December 31, 2013 and the period from February 14, 2012 (date of inception) to December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 14, 2014

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AMERICAN REALTY CAPITAL TRUST IV, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2013	2012
ASSETS
Real estate investments, at cost:
Land	$554,377	$13,365
Buildings, fixtures and improvements	1,449,790	54,483
Acquired intangible lease assets	220,499	8,930
Total real estate investments, at cost	2,224,666	76,778
Less: accumulated depreciation and amortization	(56,498)	(305)
Total real estate investments, net	2,168,168	76,473
Cash and cash equivalents	22,425	135,702
Derivatives, at fair value	37	—
Investments in direct financing leases, net	14,527	—
Prepaid expenses and other assets	12,603	295
Receivable for issuances of common stock	—	4,273
Deferred costs, net	686	—
Total assets	$2,218,446	$216,743

LIABILITIES AND EQUITY
Mortgage notes payable	$2,124	$—
Senior secured credit facility	760,000	—
Below-market lease liabilities, net	9,245	—
Derivatives, at fair value	68	—
Accounts payable and accrued expenses	24,294	1,516
Deferred rent and other liabilities	3,532	58
Distributions payable	10,137	1,159
Total liabilities	809,400	2,733
Preferred stock, $0.01 par value per share, 50,000,000 authorized, none issued and outstanding	—	—
Common stock, $0.01 par value per share, 300,000,000 shares authorized, 71,106,749 and 10,378,736 shares issued and outstanding at December 31, 2013 and 2012, respectively	711	104
Additional paid-in capital	1,555,964	218,404
Accumulated other comprehensive loss	(31)	—
Accumulated deficit	(174,987)	(4,498)
Total stockholders' equity	1,381,657	214,010
Non-controlling interests	27,389	—
Total equity	1,409,046	214,010
Total liabilities and equity	$2,218,446	$216,743

The accompanying notes are an integral part of these statements.

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AMERICAN REALTY CAPITAL TRUST IV, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share data)
(Unaudited)

	Year Ended December 31, 2013	Period from February 14, 2012 (date of inception) to December 31, 2012
Revenues:
Rental income	$86,138	$378
Direct financing lease income	544	—
Operating expense reimbursements	2,700	36
Total revenues	89,382	414

Operating expenses:
Property operating	3,726	38
Merger and other transaction related	21,657	—
Acquisition and transaction related	53,429	2,309
General and administrative	4,014	320
Depreciation and amortization	56,733	303
Total operating expenses	139,559	2,970
Operating loss	(50,177)	(2,556)
Other income (expense):
Interest expense	(21,505)	—
Income from investment securities	1,798	—
Loss on sale of investment securities	(2,246)	—
Other income, net	471	19
Total other (expense) income	(21,482)	19
Net loss	(71,659)	(2,537)
Net loss attributable to non-controlling interests	504	—
Net loss attributable to stockholders	$(71,155)	$(2,537)

Other comprehensive loss:
Designated derivatives, fair value adjustment	(31)	—
Comprehensive loss attributable to stockholders	$(71,186)	$(2,537)

Basic and diluted weighted-average shares outstanding	60,160,801	1,526,766
Basic and diluted net loss per share attributable to stockholders	$(1.18)	$(1.66)

The accompanying notes are an integral part of these statements.

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AMERICAN REALTY CAPITAL TRUST IV, INC.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(In thousands, except share data)

	Common Stock
	Number of Shares	Par Value	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders' Equity	Non-Controlling Interests	Total Equity
Balance, February 14, 2012 (date of inception)	—	$—	$—	$—	$—	$—	$—	$—
Issuances of common stock	10,364,412	104	254,913	—	—	255,017	—	255,017
Common stock offering costs, commissions and dealer manager fees	—	—	(36,788)	—	—	(36,788)	—	(36,788)
Common stock issued through distribution reinvestment plan	14,817	—	352	—	—	352	—	352
Common stock repurchases	(3,160)	—	(79)	—	—	(79)	—	(79)
Distributions declared	—	—	—	—	(1,961)	(1,961)	—	(1,961)
Share-based compensation	2,667	—	6	—	—	6	—	6
Net loss	—	—	—	—	(2,537)	(2,537)	—	(2,537)
Balance, December 31, 2012	10,378,736	104	218,404	—	(4,498)	214,010	—	214,010
Issuances of common stock	59,861,830	598	1,477,227	—	—	1,477,825	—	1,477,825
Common stock offering costs, commissions and dealer manager fees	—	—	(160,267)	—	—	(160,267)	—	(160,267)
Common stock issued through distribution reinvestment plan	870,399	9	20,664	—	—	20,673	—	20,673
Common stock repurchases	(9,549)	—	(238)	—	—	(238)		(238)
Distributions declared	—	—	—	—	(99,334)	(99,334)	—	(99,334)
Contributions from non-controlling interest holders	—	—	—	—	—	—	29,030	29,030
Distributions to non-controlling interest holders	—	—	—	—	—	—	(1,137)	(1,137)
Share-based compensation	5,333	—	174	—	—	174	—	174
Net loss	—	—	—	—	(71,155)	(71,155)	(504)	(71,659)
Other comprehensive loss	—	—	—	(31)	—	(31)	—	(31)
Balance, December 31, 2013	71,106,749	$711	$1,555,964	$(31)	$(174,987)	$1,381,657	$27,389	$1,409,046

The accompanying notes are an integral part of this statement.

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AMERICAN REALTY CAPITAL TRUST IV, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31, 2013	Period from February 14, 2012 (date of inception) to December 31, 2012
Cash flows from operating activities:
Net loss	$(71,659)	$(2,537)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	44,264	239
Amortization of in-place lease assets	12,469	64
Amortization of deferred financing costs	15,712	—
Amortization of above-market lease assets and accretion of below market liabilities, net	69	2
Share-based compensation	174	6
Loss on sale of investments	2,246	—
Changes in assets and liabilities:
Investments in direct financing leases	33	—
Prepaid expenses and other assets	(11,528)	(157)
Accounts payable and accrued expenses	24,060	155
Deferred rent and other liabilities	3,474	58
Net cash provided by (used in) operating activities	19,314	(2,170)
Cash flows from investing activities:
Investments in real estate and other assets	(2,139,252)	(76,778)
Investments in direct financing leases	(14,560)	—
Deposits for real estate acquisitions	(780)	(138)
Payments for purchase of investment securities	(69,460)	—
Proceeds from sale of investment securities	67,214	—
Net cash used in investing activities	(2,156,838)	(76,916)
Cash flows from financing activities:
Proceeds from mortgage notes payable	2,124	—
Proceeds from senior secured credit facility	760,000	—
Payments of deferred financing costs	(16,398)	—
Common stock repurchases	(238)	—
Proceeds from issuances of common stock	1,482,098	250,744
Payments of offering costs and fees related to stock issuances	(161,173)	(35,882)
Distributions paid	(69,853)	(450)
(Payments to) advances from affiliates, net	(376)	376
Contributions from non-controlling interests holders	29,030	—
Distributions paid to non-controlling interests holders	(967)	—
Net cash provided by financing activities	2,024,247	214,788
Net change in cash and cash equivalents	(113,277)	135,702
Cash and cash equivalents, beginning of period	135,702	—
Cash and cash equivalents, end of period	$22,425	$135,702

Supplemental Disclosures:
Cash paid for interest	$5,269	$—
Cash paid for taxes	356	44

Non-Cash Financing Activities:
Common stock issued through distribution reinvestment plan	$20,673	$352

The accompanying notes are an integral part of these statements.

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AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Note 1 — Organization

American Realty Capital Trust IV, Inc. (the "Company"), incorporated on February 14, 2012, is a Maryland corporation that qualified as a real estate investment trust ("REIT") for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2012. On June 8, 2012, the Company commenced its initial public offering (the "IPO") on a "reasonable best efforts" basis of up to 60.0 million shares of common stock, $0.01 par value per share, at a price of $25.00 per share, subject to certain volume and other discounts, pursuant to a registration statement on Form S-11, as amended (File No. 333-180274) (the "Registration Statement"), filed with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended. The Registration Statement also covered up to 10.0 million shares of common stock pursuant to a distribution reinvestment plan (the "DRIP") under which the Company's common stockholders were able to elect to have their distributions reinvested in additional shares of the Company's common stock.

Until the first quarter following the Company's acquisition of at least $1.2 billion in total portfolio assets, the per share purchase price in the IPO was $25.00 per share (including the maximum allowed to be charged for commissions and fees), and shares issued pursuant to the DRIP will initially be equal to $23.75 per share, which is 95.0% of the initial offering price in the IPO. Thereafter, the per share purchase price will vary quarterly and will be equal to the Company's net asset value ("NAV") per share plus applicable commissions and fees, and the per share purchase price in the DRIP will be equal to NAV per share.

In connection with the Company’s entry into, and subsequent completion of, the Merger (as defined below in Note 2 — Merger Agreement) with American Realty Capital Properties, Inc., a Maryland corporation ("ARCP"), and ARCP’s offered per share consideration (as described below in Note 2 — Merger Agreement), the Company concluded that the calculation of NAV was unnecessary. The Company did not calculate NAV or use a consultant for real estate valuation purposes as of December 31, 2013.

As of March 26, 2013, the Company had issued the entire 60.0 million shares of common stock registered in connection with its IPO, and as permitted, reallocated the remaining 10.0 million DRIP shares of common stock, available under the Registration Statement, to the primary offering. Concurrent with such reallocation, on March 26, 2013, the Company registered an additional 10.0 million shares to be issued under the DRIP (as amended to include a direct stock purchase component) pursuant to a registration statement on Form S-3, as amended (File No. 333-187552). On April 15, 2013, the Company closed its IPO following the successful achievement of its target equity raise of $1.7 billion, including proceeds from shares of common stock issued pursuant to the DRIP reallocated to the primary offering. On July 1, 2013, the Company's board of directors voted to suspend the Company’s DRIP, in accordance with the terms of the DRIP. As of December 31, 2013, the Company had 71.1 million shares of common stock outstanding, including unvested restricted shares and shares issued pursuant to the DRIP, and had received total proceeds from the IPO and the DRIP of $1.8 billion. As of December 31, 2013, the aggregate value of all the common stock outstanding was $1.8 billion, based on a per share value of $25.00 (or $23.75 for shares issued pursuant to the DRIP).

The Company was formed to primarily acquire a diversified portfolio of commercial properties, comprised primarily of freestanding single-tenant properties that are net leased to investment grade and other creditworthy tenants. All such properties may be acquired and operated by the Company alone or jointly with another party. The Company may also originate or acquire first mortgage loans secured by real estate on single-tenant net leased properties. The Company purchased its first property and commenced active operations on September 28, 2012. As of December 31, 2013, the Company owned 1,231 properties with an aggregate purchase price of $2.2 billion, comprised of 9.7 million rentable square feet.

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AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Substantially all of the Company's business is conducted through American Realty Capital Operating Partnership IV, L.P. (the "OP"), a Delaware limited partnership. The Company is the sole general partner and holds 98.3% of the units of limited partner interests in the OP ("OP Units"). American Realty Capital Trust IV Special Limited Partner, LLC (the "Special Limited Partner"), an entity wholly owned by AR Capital, LLC (the "Sponsor"), contributed $2,000 to the OP in exchange for 88 OP Units, which represents a nominal percentage of the aggregate OP ownership, and was admitted as a limited partner of the OP. During the year ended December 31, 2013, the Company, the OP and unaffiliated third party investors entered into contribution agreements pursuant to which the OP issued, in the aggregate, 1.2 million OP Units, or 1.7% of the aggregate equity interest in the OP, in exchange for $29.0 million of aggregate cash contributions by the unaffiliated third party investors to the OP. After holding the OP Units for a period of one year, or upon the liquidation of the OP or sale of substantially all of the assets of the OP, holders of the OP Units have the right to convert OP Units for the cash value of a corresponding number of shares of common stock or, at the option of the OP, a corresponding number of shares of the Company's common stock, in accordance with the limited partnership agreement of the OP. The remaining rights of the limited partner interests are limited, however, and do not include the ability to replace the general partner or to approve the sale, purchase or refinance the OP's assets.

The Company has no employees. American Realty Capital Advisors IV, LLC (the "Advisor") has been retained to manage the Company's affairs on a day-to-day basis. American Realty Capital Properties IV, LLC (the "Property Manager") serves as the Company's property manager. Realty Capital Securities, LLC (the "Dealer Manager") serves as the dealer manager of the IPO. The Advisor and Property Manager are wholly owned subsidiaries of, and the Dealer Manager is under common ownership with, the Sponsor, as a result of which they are related parties and each of which has received and/or may receive compensation, fees and other expense reimbursements for services related to the IPO and for the investment and management of the Company's assets. Such entities have received or may receive fees during the offering, acquisition, operational and liquidation stages.

Note 2 — Merger Agreement

On July 1, 2013, the Company entered into an Agreement and Plan of Merger, as amended on October 6, 2013 and October 11, 2013 (the "Merger Agreement"), with ARCP and certain subsidiaries of each company. The Merger Agreement provides for the merger of the Company with and into a subsidiary of ARCP (the "Merger"). On January 3, 2014, the Merger was completed pursuant to the Merger Agreement.

In connection with the consummation of the Merger, each share of the Company's common stock, par value $0.01 per share, issued and outstanding immediately prior to January 3, 2014, was converted into the right to receive: (i) $9.00 in cash (the "Cash Consideration"); (ii) 0.5190 of a share of common stock, par value $0.01 per share, of ARCP (the "Stock Consideration"); and (iii) 0.5937 of a share of ARCP Series F Preferred Stock, par value $0.01 per share (collectively with the Cash Consideration and Stock Consideration, the "Merger Consideration").

In addition, in connection with the consummation of the merger of the OP into ARC Properties Operating Partnership, L.P. (the "ARCP OP"), each OP Unit, other than Class B Units, was converted into the right to receive (i) the Cash Consideration, (ii) 0.5190 of unit of equity ownership in ARCP OP and (iii) 0.5937 of a preferred unit of equity ownership in ARCP OP designated as Series F Preferred Units. Each Class B Unit (as defined in Note 12 — Related Party Transactions and Arrangements) of the OP was converted into the right to receive 2.3961 restricted partnership units of ARCP OP designated as "Class B Units" (the "ARCP OP Class B Units"). In addition, as provided in the Merger Agreement, all of the unvested restricted common stock of the Company outstanding on the Merger date became fully vested, and each such share was entitled to receive the Merger Consideration.

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AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

On January 3, 2014, ARCP OP entered into a Contribution and Exchange Agreement (the "Contribution and Exchange Agreement") with the OP, the Special Limited Partner of the OP, and ARC Real Estate Partners, LLC ("AREP"). The Special Limited Partner was entitled to receive certain distributions from the OP, including the subordinated distribution of net sales proceeds resulting from an "investment liquidity event" (as defined in the agreement of limited partnership of the OP). The Merger constituted an "investment liquidity event," as a result of which the Special Limited Partner, in connection with management's successful attainment of the 6.0% performance hurdle and the return to the Company's stockholders of $358.3 million in addition to their initial investment (determined based on the value of the Merger Consideration per share of the Company's common stock of (i) $9.00 in cash; (ii) 0.5190 of a share of ARCP common stock (valued at $6.70 using the ARCP closing price of $12.91 on the trading day of the Merger and representing 21.9% of the total nominal consideration); and (iii) 0.5937 of a share of ARCP’s Series F Preferred Stock (as defined below) (NASDAQ: ARCPP) (valued at $14.84 based on liquidation preference of $25.00 per share of perpetual preferred stock and representing 48.6% of the total nominal consideration), for a fixed nominal consideration, as of January 3, 2014, of $30.54), was entitled to receive a subordinated distribution of net sales proceeds from the OP of $63.2 million (the “Subordinated Distribution Amount”). Pursuant to the Contribution and Exchange Agreement, (i) the Special Limited Partner contributed its interest in the OP (with a value equal to the Subordinated Distribution Amount) to the OP in exchange for OP Units equivalent to 6,734,148 common units of equity ownership of ARCP OP, which were automatically converted into such ARCP OP common units upon consummation of the Merger, and (ii) AREP contributed $0.8 million in cash to the OP, effective prior to the consummation of the Merger, in exchange for OP Units equivalent to 79,872 common units of equity ownership of ARCP OP, which were automatically converted into such ARCP OP common units upon consummation of the Merger.

In conjunction with the Merger Agreement, the Special Limited Partner agreed to a minimum one-year holding period for these OP Units before converting them to shares of ARCP common stock.

Note 3 — Summary of Significant Accounting Policies

Basis of Accounting and Presentation

The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the OP and its wholly-owned subsidiaries and those subsidiaries in which the Company owns a majority voting interest with the ability to control operations of the subsidiaries and where approval, veto or other important rights have been granted to the non-controlling shareholders. In addition, a portion of the earnings and losses of the OP are allocated to non-controlling interest holders based on their respective ownership percentages. As of December 31, 2013, there were 1.2 million OP Units outstanding. No such units were outstanding during the year ended December 31, 2012. All inter-company accounts and transactions have been eliminated in consolidation.

Development Stage Company

On September 10, 2012, the Company raised proceeds sufficient to break escrow in connection with its IPO. The Company received and accepted aggregate subscriptions in excess of the minimum $2.0 million and issued shares of common stock to its initial investors who were admitted as stockholders. The Company purchased its first property and commenced active operations on September 28, 2012, and as of such date was no longer considered to be a development stage company.

Reclassification

Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current year presentation.

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AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, and derivative financial instruments and hedging activities, as applicable.

Real Estate Investments

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

The Company is required to make subjective assessments as to the useful lives of the Company's properties for purposes of determining the amount of depreciation to record on an annual basis with respect to the Company's investments in real estate. These assessments have a direct impact on the Company's net income because if the Company were to shorten the expected useful lives of the Company's investments in real estate, the Company would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

The Company is required to present the operations related to properties that have been sold or properties that are intended to be sold as discontinued operations in the statement of operations for all periods presented. Properties that are intended to be sold are to be designated as "held for sale" on the consolidated balance sheet.

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property's use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Purchase Price Allocation

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on the Company's analysis of comparable properties in the Company's portfolio. Identifiable intangible assets and liabilities, as applicable, include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

The aggregate value of intangible assets and liabilities, as applicable, related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the company in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period, which typically ranges from six to 12 months. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.

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AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values are amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangibles assets related to customer relationships, as applicable, is measured based on the Company's evaluation of the specific characteristics of each tenant's lease and the Company's overall relationship with the tenant. Characteristics considered by the Company in determining these values include the nature and extent of its existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases, which is approximately less than one year to 21 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, the Company utilizes a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company also considers information obtained about each property as a result of the Company's pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Acquired intangible assets and lease liabilities, as applicable, consist of the following:

	December 31,
(In thousands)	2013	2012
Intangible assets:
In-place leases, net of accumulated amortization of $11,739 and $64 at December 31, 2013 and 2012, respectively	$202,899	$8,627
Above-market leases, net of accumulated amortization of $257 and $2 at December 31, 2013 and 2012, respectively	5,605	237
Total intangible lease assets, net	$208,504	$8,864
Intangible liabilities:
Below-market leases, net of accumulated accretion of $186 and $0 at December 31, 2013 and 2012, respectively	$9,245	$—
Total intangible lease liabilities, net	$9,245	$—

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AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The following table provides the weighted-average amortization and accretion periods as of December 31, 2013 for intangible assets and liabilities, as applicable, and the projected amortization expense and adjustments to rental income for the next five years:

(In thousands)	Weighted-Average Amortization Period	2014	2015	2016	2017	2018
In-place leases	11.8 years	$21,189	$19,629	$19,030	$18,586	$16,248

Above-market lease assets	12.3 years	$562	$455	$455	$451	$432
Below-market lease liabilities	23.4 years	(453)	(452)	(453)	(452)	(453)
Total to be deducted from (included in) rental income		$109	$3	$2	$(1)	$(21)

Cash and Cash Equivalents

Cash and cash equivalents include cash in bank accounts as well as investments in highly-liquid money market funds with original maturities of three months or less. Excess funds over an established threshold are swept daily into an overnight repurchase agreement. As of December 31, 2013 and 2012, $22.3 million and $135.6 million, respectively, were held in an overnight repurchase agreement with the Company's financial institution.

The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company ("FDIC") up to an insurance limit. As of December 31, 2013, the Company had deposits of $22.4 million, of which $22.0 million were in excess of the amount insured by the FDIC. Although the Company bears risk to amounts in excess of those insured by the FDIC, it does not anticipate any losses as a result.

Deferred Costs, Net

Deferred costs, net, consists of deferred financing costs net of accumulated amortization and deferred leasing costs net of accumulated amortization.

Deferred financing costs represent commitment fees, legal fees and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method and included in interest expense on the accompanying consolidated statements of operations and comprehensive loss. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Deferred leasing costs, consisting primarily of lease commissions and payments made to assume existing leases, are deferred and amortized over the term of the lease.

Investment in Direct Financing Leases, Net

The Company has acquired certain properties that are subject to leases that qualify as direct financing leases in accordance with U.S. GAAP due to the significance of the lease payments from the inception of the leases compared to the fair value of the property. Investments in direct financing leases represent the fair value of the remaining lease payments for the respective leases and the estimated fair value of any expected residual property value at the end of the respective lease term. The fair value of the remaining lease payments is estimated using a discounted cash flow based on interest rates that would represent the Company's incremental borrowing rate for similar types of debt. The expected residual property value at the end of the lease term is estimated using market data and assessments of the remaining useful lives of the properties at the end of the lease terms, among other factors. Income from direct financing leases is calculated using the effective interest method over the remaining term of the lease.

As part of the update to the Company's provisional allocation of purchase price, during the fourth quarter of 2013, the Company reclassified $3.4 million from investments in direct financing leases, net to investments in real estate, at cost.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Share Repurchase Program

The Company's board of directors has adopted a Share Repurchase Program ("SRP") that enables stockholders to sell their shares to the Company in limited circumstances. The SRP permits stockholders to sell their shares back to the Company after they have held them for at least one year, subject to the significant conditions and limitations described below.

Only those stockholders who purchased their shares from the Company or received their shares from the Company (directly or indirectly) through one or more non-cash transactions may be able to participate in the SRP. The repurchase of shares will occur on the first business day of each quarter (and in all events on a date other than a dividend payment date). The number of shares repurchased may not exceed 5.0% of the weighted-average number of shares of common stock outstanding at the end of the previous calendar year and the price per share for repurchases of shares of common stock is as follows:

•	the lower of $23.13 and 92.5% of the price paid to acquire the shares, for stockholders who have continuously held their shares for at least one year;

•	the lower of $23.75 and 95.0% of the price paid to acquire the shares for stockholders who have continuously held their shares for at least two years;

•	the lower of $24.78 and 97.5% of the price paid to acquire the shares for stockholders who have continuously held their shares for at least three years; and

•
the lower of $25.00 and 100.0% of the price paid to acquire the shares for stockholders who have continuously held their shares for at least four years (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Company's common stock).

Subject to limited exceptions, stockholders who request the repurchase of shares of the Company's common stock within the first four months from the date of purchase will be subject to a short-term trading fee of 2.0%.

Upon the death or disability of a stockholder, upon request, the Company will waive the one-year holding requirement that otherwise will apply to redemption requests made prior to such time. Shares repurchased in connection with the death or disability of a stockholder will be repurchased at a purchase price equal to the price actually paid for the shares during the IPO, or if not engaged in the IPO, the per share purchase price will be $25.00. The board of directors has the discretion to exempt shares purchased pursuant to the DRIP from the one-year holding requirement, if a stockholder sells back all of his or her shares. In addition, the Company may waive the holding period in the event of a stockholder's bankruptcy or other exigent circumstances.

The Company is only authorized to repurchase shares pursuant to the SRP, in a given quarter, up to the amount of proceeds received from the DRIP in that same quarter. Due to these limitations, the Company cannot guarantee that it will be able to accommodate all repurchase requests.

When a stockholder requests redemption and the redemption is approved, the Company will reclassify such obligation from equity to a liability based on the settlement value of the obligation. Shares purchased under the SRP will have the status of authorized but unissued shares. The following table summarizes the repurchases of shares under the SRP cumulatively through December 31, 2013:

	Number of Requests	Number of Shares Repurchased	Weighted-Average Price per Share
Period from February 14, 2012 (date of inception) to December 31, 2012	2	3,160	$25.00
Year Ended December 31, 2013	11	9,549	24.98
Cumulative repurchase requests as of December 31, 2013	13	12,709	$24.98

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Distribution Reinvestment Plan

Pursuant to the DRIP, stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving cash.  No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP.  Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the IPO. The board of directors may designate that certain cash or other distributions be excluded from the DRIP.  The Company has the right to amend any aspect of the DRIP or terminate the DRIP with ten days' notice to participants.  Shares issued pursuant to the DRIP are recorded within equity in the accompanying consolidated balance sheet in the period distributions are declared. On July 1, 2013, the Company's board of directors voted to suspend the Company’s DRIP, in accordance with the terms of the DRIP. During the year ended December 31, 2013 and the period from February 14, 2012 (date of inception) to December 31, 2012, the Company issued 0.9 million and 14,817 shares of common stock with a value of $20.7 million and $0.4 million, respectively, and a par value per share of $0.01 pursuant to the DRIP.

Derivative Instruments

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. Certain of the techniques used to hedge exposure to interest rate fluctuations may also be used to protect against declines in the market value of assets that result from general trends in debt markets. The principal objective of such agreements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions.

The Company records all derivatives on the consolidated balance sheet at fair value.  The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to the variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.  The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The accounting for subsequent changes in the fair value of these derivatives depends on whether each has been designated and qualifies for hedge accounting treatment. If the Company elects not to apply hedge accounting treatment, any changes in the fair value of these derivative instruments is recognized immediately in gains (losses) on derivative instruments in the consolidated statement of operations. If the derivative is designated and qualifies for hedge accounting treatment the change in the estimated fair value of the derivative is recorded in other comprehensive income (loss) to the extent that it is effective. Any ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

Revenue Recognition

The Company's revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of the Company's leases provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. The Company defers the revenue related to lease payments received from tenants in advance of their due dates. When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The Company owns certain properties with leases that include provisions for the tenant to pay contingent rental income based on a percent of the tenant's sales or upon the achievement of certain sales thresholds or other targets which may be monthly, quarterly or annual targets. As the lessor to the aforementioned leases, the Company defers the recognition of contingent rental income until the specified target that triggered the contingent rental income is achieved, or until such sales upon which percentage rent is based are known. Contingent rental income is included in rental income on the accompanying consolidated statements of operations.

Cost recoveries from tenants are included in operating expense reimbursements in the period the related costs are incurred, as applicable.

The Company continually reviews receivables related to rent and unbilled rent receivables and determines collectability by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company records an increase in the Company's allowance for uncollectible accounts or record a direct write-off of the receivable in the Company's consolidated statements of operations.

Offering and Related Costs

Offering and related costs include all expenses incurred in connection with the Company's IPO. Offering costs (other than selling commissions and the dealer manager fee) include costs that may be paid by the Advisor, the Dealer Manager or their affiliates on behalf of the Company. These costs include but are not limited to (i) legal, accounting, printing, mailing and filing fees; (ii) escrow service related fees; (iii) reimbursement of the Dealer Manager for amounts it may pay to reimburse the bona fide diligence expenses of broker-dealers; and (iv) reimbursement to the Advisor for the costs of its employees and other costs in connection with preparing supplemental sales materials and related offering activities.  The Company was obligated to reimburse the Advisor or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company, provided that the Advisor was obligated to reimburse the Company to the extent organization and offering costs (excluding selling commissions and the dealer manager fee) incurred by the Company in its offering exceed 1.5% of gross offering proceeds. As a result, these costs were only a liability of the Company to the extent selling commissions, the dealer manager fees and other organization and offering costs did not exceed 11.5% of the gross proceeds determined at the end of the IPO. As of the end of the IPO, offering costs were less than 11.5% of the gross proceeds received in the IPO (See Note 12 — Related Party Transactions and Arrangements).

Share-Based Compensation

The Company has a stock-based incentive award plan, which is accounted for under the guidance for share based payments. The expense for such awards is included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met (See Note 14 — Share-Based Compensation).

Income Taxes

The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with the taxable year ended December 31, 2012. If the Company continues to qualify for taxation as a REIT, it generally will not be subject to federal corporate income tax to the extent it distributes at least 90% of its REIT taxable income to its stockholders. REITs are subject to a number of other organizational and operational requirements. Even if the Company continues to qualify for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Per Share Data

Basic net income (loss) per share attributable to stockholders is calculated by dividing net income (loss) by the weighted-average number of shares of common stock issued and outstanding during such period. Diluted net income (loss) per share attributable to stockholders considers the effect of potentially dilutive instruments outstanding during such period.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Reportable Segments

The Company has determined that it has one reportable segment, with activities related to investing in real estate. The Company's investments in real estate generate rental revenue and other income through the leasing of properties, which comprised 100% of total consolidated revenues. Management evaluates the operating performance of the Company's investments in real estate on an individual property level.

Recently Issued Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board ("FASB") issued guidance regarding disclosures about offsetting assets and liabilities, which requires entities to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The guidance was effective for fiscal years and interim periods beginning on or after January 1, 2013, with retrospective application for all comparative periods presented. The adoption of this guidance, which is related to disclosure only, did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In July 2012, the FASB issued revised guidance intended to simplify how an entity tests indefinite-lived intangible assets for impairment. The amendments allow an entity to initially assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test. An entity is no longer required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative test unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments were effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this guidance did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued guidance that requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. The guidance was effective for annual and interim periods beginning after December 15, 2012. The adoption of this guidance, which is related to disclosure only, did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued guidance clarifying the accounting and disclosure requirements for obligations resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2013. The Company does not expect the adoption of this guidance to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Note 4 — Real Estate Investments

The following table presents the allocation of assets acquired and liabilities assumed during the year ended December 31, 2013 and the period from February 14, 2012 (date of inception) to December 31, 2012:

(Dollar amounts in thousands)	Year Ended December 31, 2013	Period from February 14, 2012 (date of inception) to December 31, 2012
Real estate investments, at cost:
Land	$541,012	$13,365
Buildings, fixtures and improvements	1,395,307	54,483
Total tangible assets	1,936,319	67,848
Acquired intangibles:
In-place leases	206,742	8,691
Above-market lease assets	5,622	239
Below-market lease liabilities	(9,431)	—
Total assets acquired, net	2,139,252	76,778
Cash paid for acquired real estate investments, at cost	$2,139,252	$76,778
Number of properties purchased (1)	1,182	49
_____________________

(1)	Includes 12 properties subject to direct financings leases acquired.

Land, buildings, fixtures and improvements, in-place lease intangibles and investments in direct financing leases of $1.4 billion, are comprised of $419.0 million, $835.7 million, $113.2 million and $14.4 million, respectively, which have been provisionally assigned to each class of asset, pending receipt of the final appraisals and/or other information being prepared by a third-party specialist.

As part of the update to the provisional allocation of the purchase price for the GE Capital portfolio, the Company reclassified $3.4 million from investment in direct financing leases receivables to investments in real estate, at cost.

The following table reflects the number and related purchase prices of properties acquired during the period from February 14, 2012 (date of inception) to December 31, 2012 and for the year ended December 31, 2013:

Portfolio	Number of Properties	Base Purchase Price (1)
		(In thousands)
Period from February 14, 2012 (date of inception) to December 31, 2012	49	$76,778
Year ended December 31, 2013 (2)	1,182	2,153,144
Total portfolio as of December 31, 2013 (2)	1,231	$2,229,922
_____________________

(1)	Contract purchase price, excluding acquisition related costs.

(2)	Includes 12 properties comprised of $14.6 million of investments subject to direct financings leases acquired.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The following table presents unaudited pro forma information as if the acquisitions during the year ended December 31, 2013 had been consummated on February 14, 2012 (date of inception). Additionally, the unaudited pro forma net income (loss) was adjusted to reclassify acquisition and transaction related expense of $53.4 million from the year ended December 31, 2013 to the period from February 14, 2012 (date of inception) to December 31, 2012:

(In thousands)	Year Ended December 31, 2013	Period from February 14, 2012 (date of inception) to December 31, 2012
Pro forma revenues	$166,732	$73,201
Pro forma net income (loss) attributable to stockholders	$4,769	$(49,403)

The following table presents future minimum base rent payments on a cash basis due to the Company over the next five years and thereafter for the properties the Company owned as of December 31, 2013. These amounts exclude contingent rent payments, as applicable, that may be collected from certain tenants based on provisions related to sales thresholds and increases in annual rent based on exceeding certain economic indexes among other items:

(In thousands)	Future Minimum Operating Lease Base Rent Payments	Future Minimum Direct Financing Lease Payments (1)
2014	$147,493	$992
2015	146,035	704
2016	145,365	666
2017	142,934	570
2018	133,642	440
Thereafter	1,118,749	1,110
	$1,834,218	$4,482
_____________________

(1)
12 properties are subject to direct financing leases and therefore, in accordance with U.S. GAAP, revenue is recognized as direct financing lease income based on the discounted cash flows of the lease payments. Amounts reflected are the cash rent from these respective properties.

Net Investment in Direct Financing Leases

The components of the Company's net investment in direct financing leases as of December 31, 2013 are as follows:

(In thousands)	December 31, 2013
Future minimum lease payments receivable	$4,482
Unguaranteed residual value of property	11,992
Unearned income	(1,947)
Net investment in direct financing leases	$14,527

The Company had no investments in direct financing leases as of December 31, 2012.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The following table lists the tenants and affiliates whose annualized rental income on a straight-line basis represented10.0% or greater of consolidated annualized rental income for all portfolio properties on a straight-line basis as of December 31, 2013 and 2012:

	December 31,
Tenant	2013	2012
Wendy's	10.6%	*
RBS Citizens, N.A.	*	59.5%
Dollar General Corporation	*	14.3%
FedEx Corporation	*	10.9%
_____________________
* Tenant's annualized rental income on a straight-line basis was not greater than or equal to 10.0% of consolidated annualized rental income for all portfolio properties as of the date specified.

The termination, delinquency or non-renewal of leases by the above tenant may have a material adverse effect on revenues. No other tenant represented 10.0% or greater of consolidated annualized rental income on a straight-line basis as of December 31, 2013 and 2012.

The following table lists the states where the Company has concentrations of properties where annualized rental income on a straight-line basis represented 10.0% or greater of consolidated annualized rental income on a straight-line basis as of December 31, 2013 and 2012:

	December 31,
State	2013	2012
Florida	14.5%	*
Pennsylvania	*	40.9%
_____________________
* State's annualized rental income on a straight-line basis was not greater than or equal to 10.0% of consolidated annualized rental income for all portfolio properties as of the period specified.

The Company did not own properties in any other state that in total represented 10.0% or greater of consolidated annualized rental income on a straight-line basis as of December 31, 2013 and 2012.

Note 5 — Investment Securities

During 2013, the Company acquired investments in redeemable preferred stock, senior notes and common stock with a cost basis of $69.4 million and sold the investments for $67.2 million, resulting in a loss on sale of $2.2 million. The Company did not have any remaining investments as of December 31, 2013 and no such investments as of December 31, 2012.

Note 6 — Senior Secured Credit Facility

On June 18, 2013, the Company, through the OP, entered into a credit agreement (the "Credit Agreement") with Regions Bank, JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, National Association and RBS Citizens, N.A (collectively, the "Lenders") relating to a $750.0 million senior secured credit facility (the "Credit Facility"). Regions Bank acts as the administrative agent (the "Administrative Agent") and J.P. Morgan Securities LLC acts as joint lead arranger for the Credit Facility.

Initially, the Credit Facility contained a $300.0 million term loan facility and a $450.0 million revolving credit facility. The Credit Facility contains an "accordion" feature to allow the Company, under certain circumstances, to increase the aggregate commitments under the Credit Facility to up to $1.5 billion. On October 16, 2013, the Company entered into agreements that amended the Credit Facility, increasing the maximum principal amount under the revolving credit facility to $500.0 million and the aggregate commitment under the Credit Facility to $800.0 million.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Loans under the Credit Facility are priced at their applicable rate plus 1.60% - 2.20%, based on the Company's current leverage. To the extent that the Company receives an investment grade credit rating as determined by a major credit rating agency, at the Company's election, revolving loans under the Credit Facility will be priced at their applicable rate plus 0.90% - 1.75% and term loans will be priced at their applicable rate plus 1.15% - 2.00%, based upon the Company's then-current investment grade credit rating.

The Credit Facility provides for monthly interest payments. If an event of default under the Credit Facility occurs and is continuing, the Administrative Agent, at the request of or with the consent of lenders holding at least a majority of the loans and commitments under the Credit Facility, has the right to terminate the commitments under the Credit Facility and to accelerate the payment of any unpaid principal amount of all outstanding loans, all interest accrued thereon and all other amounts owing or payable under the Credit Facility. The Company guarantees the obligations under the Credit Facility. The revolving credit facility will terminate on June 18, 2017, unless extended, and the term loan facility will terminate on June 18, 2018. The Company may prepay its borrowings under the Credit Facility and, to the extent that commitments are unused under the Credit Facility, the borrower will incur an unused fee. The Company is required to be in compliance with a property-related borrowing base as a condition to the borrowing of revolving loans and issuance of letters of credit under the Credit Facility.

Bank of America, N.A. is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the advisor engaged by the Company in May 2013 to provide strategic advisory services to the Company in connection with the Company's evaluation of its strategic alternatives and acted as the Company's financial advisor in connection with the Merger. Merrill Lynch received an advisory fee in connection with the Merger, which was consummated on January 3, 2014, for providing such services to the Company.

As of December 31, 2013, the Company had $760.0 million outstanding under the Credit Facility. The effective annualized interest rate on the Credit Facility was 1.71% as of December 31, 2013. The Company had $40.0 million of unused borrowing capacity under the Credit Facility as of December 31, 2013.

The Credit Facility requires the Company to meet certain financial covenants, including the maintenance of certain financial ratios (such as specified debt to equity and debt service coverage ratios) as well as the maintenance of a minimum net worth. As of December 31, 2013, the Company was in compliance with the financial covenants under the Credit Agreement.

In connection with the Merger, the Company notified the Administrative Agent in December 2013 and on January 3, 2014 prepaid all of its loans pursuant to, and terminated all commitments available under, the Credit Agreement.

Note 7 — Mortgage Notes Payable

On April 12, 2013, the Company entered into two mortgage notes payable with Bank of Texas comprised of a $0.5 million mortgage note that encumbers one Dollar General property and a $1.6 million mortgage note that encumbers one CVS property. Each mortgage note has a five-year term with an effective interest rate of 3.44%, which is fixed through the use of an interest rate hedging instrument. Each mortgage note requires monthly payments of interest with the principal due at maturity in April 2018.

The Company's mortgage notes payable agreements require the compliance of certain property-level financial covenants including debt service coverage ratios. As of December 31, 2013, the Company was in compliance with the financial covenants under the mortgage notes payable agreements.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Note 8 — Fair Value of Financial Instruments

The Company determines fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. This alternative approach also reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The guidance defines three levels of inputs that may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 — Unobservable inputs that reflect the entity's own assumptions about the assumptions that market participants would use in the pricing of the asset or liability and are consequently not based on market activity, but rather through particular valuation techniques.

The determination of where an asset or liability falls in the hierarchy requires significant judgment and considers factors specific to the asset or liability. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company evaluates its hierarchy disclosures each quarter and depending on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects that changes in classifications between levels will be rare.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with those derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. However, as of December 31, 2013, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of the Company's derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The valuation of derivative instruments is determined using a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, as well as observable market-based inputs, including interest rate curves and implied volatilities. In addition, credit valuation adjustments, are incorporated into the fair values to account for the Company's potential nonperformance risk and the performance risk of the counterparties.

The following table presents information about the Company's assets and liabilities (including derivatives that are presented net) measured at fair value on a recurring basis as of December 31, 2013, aggregated by the level in the fair value hierarchy within which those instruments fall. There were no assets or liabilities measured at fair value on a recurring basis as of December 31, 2012:

(In thousands)	Quoted Prices in Active Markets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3	Total
Interest rate swaps, net	$—	$(31)	$—	$(31)

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

A review of the fair value hierarchy classification is conducted on a quarterly basis. Changes in the type of inputs may result in a reclassification for certain assets and liabilities. There were no transfers between Level 1 and Level 2 of the fair value hierarchy during the year ended December 31, 2013.

The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate. The fair value of short-term financial instruments such as cash and cash equivalents, restricted cash, other receivables, accounts payable and distributions payable approximates their carrying value on the consolidated balance sheets due to their short-term nature. The fair values of the Company's remaining financial instruments that are not reported at fair value on the consolidated balance sheet as of December 31, 2013 are reported below. The Company did not have any financial instruments that require such fair value disclosure as of December 31, 2012:

		Carrying Amount at	Fair Value at
(In thousands)	Level	December 31, 2013	December 31, 2013
Mortgage notes payable	3	$2,124	$2,081
Senior secured credit facility	3	$760,000	$760,000

The fair value of mortgage notes payable is estimated using their present values at current market rates. The terms of the Credit Facility, which take into account the Company's leverage ratio, are considered commensurate with market, and as such, the outstanding balance on the facility approximates fair value.

Note 9 — Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

The Company may use derivative financial instruments, including interest rate swaps, caps, options, floors and other interest rate derivative contracts, to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company's operating and financial structure as well as to hedge specific anticipated transactions. The Company does not intend to utilize derivatives for speculative or other purposes other than interest rate risk management. The use of derivative financial instruments carries certain risks, including the risk that the counterparties to these contractual arrangements are not able to perform under the agreements. To mitigate this risk, the Company only enters into derivative financial instruments with counterparties with high credit ratings and with major financial institutions with which the Company and its affiliates may also have other financial relationships. The Company does not anticipate that any of the counterparties will fail to meet their obligations.

Cash Flow Hedges of Interest Rate Risk

The Company's objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and collars as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate collars designated as cash flow hedges involve the receipt of variable-rate amounts if interest rates rise above the cap strike rate on the contract and payments of variable-rate amounts if interest rates fall below the floor strike rate on the contract.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2013, such derivatives were used to hedge the variable cash flows associated with variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.

Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company's variable-rate debt. During the next 12 months, the Company estimates that an additional $0.2 million will be reclassified from other comprehensive income as an increase to interest expense.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

As of December 31, 2013, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk. The Company did not have any derivative instruments as of December 31, 2012:

Interest Rate Derivative	Number of Instruments	Notional Amount
		(In thousands)
Interest Rate Swaps	3	$2,124

The table below presents the fair value of the Company's derivative financial instruments as well as their classification on the consolidated balance sheet as of December 31, 2013. The Company did not have any derivative instruments as of December 31, 2012:

(In thousands)	Balance Sheet Location	December 31, 2013
Derivatives designated as hedging instruments:
Interest Rate Swaps	Derivative assets, at fair value	$37
Interest Rate Swap	Derivative liabilities, at fair value	$(68)

The table below details the location in the consolidated financial statements of the gain or loss recognized on interest rate derivatives designated as cash flow hedges for the year ended December 31, 2013. The Company had no active derivatives during the period from February 14, 2012 (date of inception) to December 31, 2012:

(In thousands)	Year Ended December 31, 2013
Amount of gain (loss) recognized in accumulated other comprehensive loss from interest rate derivatives (effective portion)	$(43)
Amount of gain (loss) reclassified from accumulated other comprehensive loss into income as interest expense (effective portion)	$(12)
Amount of gain (loss) recognized in income on derivative (ineffective portion, reclassifications of missed forecasted transactions and amounts excluded from effectiveness testing)	$—

Derivatives Not Designated as Hedging Instruments

Derivatives not designated as hedges are not speculative. These derivatives are used to manage the Company’s exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements to be classified as hedging instruments. The Company had one interest rate cap that matured in October 2013 that was not designated as a hedging instrument. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings as other income, net on the consolidated statements of operations and were approximately $9,000 for the year ended December 31, 2013. As of December 31, 2013, the Company did not have any outstanding derivatives that were not designated as hedges in qualifying hedging relationships. The Company did not have any derivative instruments as of December 31, 2012.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Offsetting Derivatives

The table below presents a gross presentation, the effects of offsetting, and a net presentation of the Company's derivatives as of December 31, 2013. The Company did not have any derivative instruments as of December 31, 2012. The net amounts of derivative assets or liabilities can be reconciled to the tabular disclosure of fair value. The tabular disclosure of fair value provides the location that derivative assets and liabilities are presented on the accompanying consolidated balance sheet:

				Gross Amounts Not Offset on the Balance Sheet
(In thousands)	Gross Amounts of Recognized Assets	Gross Amounts Offset on the Balance Sheet	Net Amounts of Assets presented on the Balance Sheet	Financial Instruments	Cash Collateral Received (Posted)	Net Amount
December 31, 2013	$37	$—	$37	$—	$—	$37

				Gross Amounts Not Offset on the Balance Sheet
(In thousands)	Gross Amounts of Recognized Liabilities	Gross Amounts Offset on the Balance Sheet	Net Amounts of Liabilities presented on the Balance Sheet	Financial Instruments	Cash Collateral Received (Posted)	Net Amount
December 31, 2013	$(68)	$—	$(68)	$—	$—	$(68)

Credit-risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain a provision where if the Company either defaults or is capable of being declared in default on any of its indebtedness, then the Company could also be declared in default on its derivative obligations.

As of December 31, 2013, the fair value of derivatives in a net liability position including accrued interest but excluding any adjustment for nonperformance risk related to these agreements was $0.1 million. As of December 31, 2013, the Company has not posted any collateral related to these agreements and was not in breach of any agreement provisions. If the Company had breached any of these provisions, it could have been required to settle its obligations under the agreements at their aggregate termination value of $0.1 million at December 31, 2013.

Note 10 — Common Stock

As of December 31, 2013 and 2012, the Company had 71.1 million and 10.4 million shares of common stock outstanding, including unvested restricted shares and shares issued pursuant to the DRIP, and had received total proceeds from the IPO and the DRIP of $1.8 billion and $255.3 million, respectively.

On September 10, 2012, the Company's board of directors authorized and the Company declared, a distribution, which is calculated based on stockholders of record each day during the applicable period at a rate of $0.004520548 per day, based on a price of $25.00 per share of common stock. The Company's distributions are payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month. The first distribution payment was made on November 1, 2012, relating to the period from October 13, 2012 (15 days after the date of the first property acquisition) through October 31, 2012. Distributions payments are dependent on the availability of funds. The board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distributions payments are not assured.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Note 11 — Commitments and Contingencies

Future Minimum Lease Payments

The Company entered into lease agreements related to certain acquisitions under leasehold interests arrangements.  The following table reflects the minimum base cash rental payments due from the Company over the next five years and thereafter.  These amounts exclude contingent rent payments, as applicable, that may be payable based on provisions related to increases in annual rent based on exceeding certain economic indexes among other items:

(In thousands)	Future Minimum Base Rent Payments
2014	$1,574
2015	1,588
2016	1,556
2017	1,576
2018	1,607
Thereafter	54,352
$62,253

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company or its properties.

Environmental Matters

In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. The Company has not been notified by any governmental authority of any non-compliance, liability or other claim, and is not aware of any other environmental condition that it believes will have a material adverse effect on its financial position or results of operations.

Note 12 — Related Party Transactions and Arrangements

As of December 31, 2013 and 2012, the Special Limited Partner, an entity wholly owned by the Sponsor, owned 8,888 shares of the Company's outstanding common stock. As of December 31, 2013 and 2012, the Sponsor owned 88 OP Units.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Fees Paid in Connection with the IPO

The Dealer Manager received fees and compensation in connection with the sale of the Company's common stock in the IPO. The Dealer Manager received selling commissions of up to 7.0% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. In addition, the Dealer Manager received up to 3.0% of the gross proceeds from the sale of common stock, before reallowance to participating broker-dealers, as a dealer-manager fee. The Dealer Manager may reallow its dealer-manager fee to such participating broker-dealers, based on such factors as the volume of shares sold by respective participating broker-dealers and marketing support incurred as compared to those of other participating broker-dealers. The following table details total selling commissions and dealer manager fees incurred during the year ended December 31, 2013 and the period from February 14, 2012 (date of inception) to December 31, 2012 and payable to the Dealer Manager as of December 31, 2013 and 2012:

	Year Ended December 31, 2013	Period from February 14, 2012 (date of inception) to December 31, 2012	Payable as of December 31,
(In thousands)			2013	2012
Total commissions and fees from the Dealer Manager	$147,280	$23,784	$—	$455

The Advisor and its affiliates received compensation and expense reimbursements for services relating to the IPO. Effective March 1, 2013, the Company utilized transfer agent services provided by an affiliate of the Dealer Manager. All offering costs incurred by the Company, or its affiliated entities, on behalf of the Company were charged to additional paid-in capital on the accompanying consolidated balance sheets during the IPO. The following table details offering costs and reimbursements incurred during the year ended December 31, 2013 and the period from February 14, 2012 (date of inception) to December 31, 2012 and payable to the Advisor and Dealer Manager as of December 31, 2013 and 2012:

	Year Ended December 31, 2013	Period from February 14, 2012 (date of inception) to December 31, 2012	Payable as of December 31,
(In thousands)			2013	2012
Fees and expense reimbursements from the Advisor and Dealer Manager	$11,484	$10,938	$—	$88

The Company was responsible for offering and related costs from the IPO, excluding selling commissions and dealer manager fees, up to a maximum of 1.5% of gross proceeds received from the IPO, measured at the end of the IPO. Offering costs in excess of the 1.5% cap as of the end of the IPO were the Advisor's responsibility. As of the end of the IPO, offering and related costs, excluding selling commissions and dealer manager fees, were less than the 1.5% of gross proceeds received from the IPO. In aggregate, offering costs including selling commissions and dealer manager fees are the Company's responsibility up to a maximum of 11.5% of the gross proceeds received from the IPO as determined at the end of the IPO. As of the end of the IPO, offering costs were less than 11.5% of the gross proceeds received from the IPO.

Fees Paid in Connection With the Operations of the Company

The Advisor receives an acquisition fee of 1.0% of the contract purchase price of each acquired property and 1.0% of the amount advanced for any loan or other investment and is reimbursed for acquisition costs incurred in the process of acquiring properties, which is expected to be approximately 0.6% of the contract purchase price. In no event will the total of all acquisition fees and acquisition expenses (including any financing coordination fees) payable with respect to a particular investment exceed 4.5% of the contract purchase price or 4.5% of the amount advanced for a loan or other investment. Once the proceeds from the IPO have been fully invested, the aggregate amount of acquisition fees and financing coordination fees shall not exceed 1.5% of the contract purchase price and the amount advanced for a loan or other investment, as applicable, for all the assets acquired.

If the Advisor provides services in connection with the origination or refinancing of any debt that the Company obtains and uses to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company will pay the Advisor a financing coordination fee equal to 0.75% of the amount available and/or outstanding under such financing, subject to certain limitations. This financing coordination fee is capitalized to deferred costs, net on the consolidated balance sheets.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

In connection with providing strategic advisory services related to certain portfolio acquisitions, the Company has entered into arrangements in which the investment banking division of the Dealer Manager receives a transaction fee of 0.25% of the transaction value for such portfolio acquisition transactions. Pursuant to such arrangements to date, the transaction value has been defined as: (i) the value of the consideration paid or to be paid for all the equity securities or assets in connection with the sale transaction or acquisition transaction (including consideration payable with respect to convertible or exchangeable securities and option, warrants or other exercisable securities and including dividends or distributions and equity security repurchases made in anticipation of or in connection with the sale transaction or acquisition transaction), or the implied value for all the equity securities or assets of the Company or acquisition target, as applicable, if a partial sale or purchase is undertaken, plus (ii) the aggregate value of any debt, capital lease and preferred equity security obligations (whether consolidated, off-balance sheet or otherwise) of the Company or acquisition target, as applicable, outstanding at the closing of the sale transaction or acquisition transaction), plus (iii) the amount of any fees, expenses and promote paid by the buyer(s) on behalf of the Company or the acquisition target, as applicable. Should the Dealer Manager provide strategic advisory services related to additional portfolio acquisition transactions, the Company will enter into new arrangements with the Dealer Manager on such terms as may be agreed upon between the two parties.

In connection with the asset management services provided by the Advisor, the Company issues and expects to issue (subject to periodic approval by the board of directors) to the Advisor performance-based restricted partnership units of the OP designated as "Class B Units," which are intended to be profit interests and will vest, and no longer be subject to forfeiture, at such time as: (x) the value of the OP's assets plus all distributions made equals or exceeds the total amount of capital contributed by investors plus a 6.0% cumulative, pre-tax, non-compounded annual return thereon (the "economic hurdle"); (y) any one of the following occurs: (1) the termination of the advisory agreement by an affirmative vote of a majority of the Company's independent directors without cause; (2) a listing; or (3) another liquidity event; and (z) the Advisor is still providing advisory services to the Company (the "performance condition"). Such Class B Units will be forfeited immediately if: (a) the advisory agreement is terminated other than by an affirmative vote of a majority of the Company's independent directors without cause; or (b) the advisory agreement is terminated by an affirmative vote of a majority of the Company's independent directors without cause before the economic hurdle has been met.

The calculation of the asset management fees has also been revised to pay a fee equal to: (i) 0.1875% of the cost of the Company's assets; divided by (ii) the value of one share of common stock as of the last day of such calendar quarter. When and if approved by the board of directors, the Class B Units are expected to be issued to the Advisor quarterly in arrears pursuant to the terms of the OP agreement. As of December 31, 2013, the Company cannot determine the probability of achieving the performance condition. The value of issued Class B Units will be determined and expensed when the Company deems the achievement of the performance condition to be probable. The Advisor will receive distributions on unvested Class B Units equal to the distribution rate received on the Company's common stock. Such distributions on issued Class B Units are included in general and administrative expense in the consolidated statements of operations and comprehensive loss until the performance condition is considered probable to occur. During the year ended December 31, 2013, the board of directors approved the issuance of 492,483 Class B Units to the Advisor in connection with this arrangement.

Effective March 1, 2013, the Company entered into an agreement with the investment banking division of the Dealer Manager to provide strategic advisory services and investment banking services required in the ordinary course of the Company's business, such as performing financial analysis, evaluating publicly traded comparable companies and assisting in developing a portfolio composition strategy, a capitalization structure to optimize future liquidity options and structuring operations. Strategic advisory fees were amortized over the term of the IPO and included in acquisition and transaction related expense on the consolidated statements of operations and comprehensive loss. The Dealer Manager and its affiliates also provide transfer agent services, as well as transaction management and other professional services. Those fees are included in general and administrative expenses on the consolidated statement of operations and comprehensive loss during the period the service was provided.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The following table details amounts incurred and forgiven during the year ended December 31, 2013 and the period from February 14, 2012 (date of inception) to December 31, 2012 and amounts contractually due as of December 31, 2013 and 2012 in connection with the operations related services described above:

	Year Ended December 31, 2013		Period from February 14, 2012 (date of inception) to December 31, 2012		Payable (Receivable) as of December 31,
(In thousands)	Incurred	Forgiven	Incurred	Forgiven	2013	2012
One-time fees and reimbursements:
Acquisition fees and related cost reimbursements, net (1)	$20,898	$—	$1,518	$—	$—	$12
Financing coordination fees	6,137	—	—	—	—	—
Other expense reimbursements	15	—	—	—	—	—
Transaction fees	3,455	—	—	—	3,455	—
Ongoing fees:
Asset management fees (2)	—	—	—	—	—	—
Transfer agent and other professional fees	1,560	—	—	—	217	—
Strategic advisory fees	920	—	—	—	—	—
Distributions on Class B Units	155	—	—	—	—	—
Total related party operation fees and reimbursements	$33,140	$—	$1,518	$—	$3,672	$12
_________________________________

(1)	During the year ended December 31, 2013, the Advisor elected to reimburse the Company $4.7 million for insourced acquisition expenses and legal reimbursements incurred.

(2)
In connection with the asset management services provided by the Advisor, the Company issues and expects to issue (subject to approval by the board of directors) to the Advisor performance-based restricted Class B Units for asset management services, which will be forfeited immediately if certain conditions occur.

The Company will reimburse the Advisor's costs of providing administrative services, subject to the limitation that it will not reimburse the Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (a) 2.0% of average invested assets, or (b) 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, the Company will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives acquisition fees or real estate commissions. No reimbursement was incurred from the Advisor for providing administration services during the year ended December 31, 2013 or during the period from February 14, 2012 (date of inception) to December 31, 2012.

In order to improve operating cash flows and the ability to pay distributions from operating cash flows, the Advisor may elect to waive certain fees, including asset management fees. Because the Advisor may waive certain fees, cash flow from operations that would have been paid to the Advisor may be available to pay distributions to stockholders. The fees that may be forgiven are not deferrals and accordingly, will not be paid to the Advisor. In certain instances, to improve the Company's working capital, the Advisor may elect to absorb a portion of the Company's general and administrative costs. The Advisor absorbed $0.2 million of general and administrative costs during the year ended December 31, 2013. No such costs were absorbed by the Advisor during the period from February 14, 2012 (date of inception) to December 31, 2012. General and administrative expense is presented net of costs absorbed by the Advisor on the accompanying consolidated statements of operations and comprehensive loss.

As the Company's real estate portfolio matures, the Company expects cash flows from operations (reported in accordance with U.S. GAAP) to cover a significant portion of distributions and over time to cover the entire distribution. As the cash flows from operations become more significant, the Advisor and/or the Property Manager may discontinue their past practice of forgiving fees and may charge the full fees owed to them in accordance with the Company's agreements with such parties.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Fees Paid in Connection with the Merger

The Company entered into an agreement with an entity under common ownership with the Advisor, RCS Capital, the investment banking and capital markets division of the Dealer Manager, to provide strategic and financial advisory services to assist the Company with its alternatives for a potential liquidity event. The Company has agreed to pay a fee equal to 0.25% of the transaction value upon the consummation of the transaction and reimburse out of pocket expenses. During the year ended December 31, 2013, $7.7 million of such fees and $0.6 million of such expense reimbursements were incurred. No such fees were incurred during the period from February 14, 2012 (date of inception) to December 31, 2012.

The Company entered into an agreement with entities under common ownership with the Advisor, ARC Advisory Services, LLC and RCS Advisory Services, LLC, to provide legal support services up to the date that the Company entered into the Merger Agreement. The Company agreed to pay $0.5 million pursuant to this agreement. As of December 31, 2013, the Company has incurred an aggregate of $0.5 million of expenses pursuant to this agreement, which includes amounts for services provided as of that date, and is included in accounts payable and accrued expenses on the accompanying consolidated balance sheet.

The Company entered into an agreement with entities under common ownership with the Advisor, Realty Capital Securities, LLC, RCS Advisory Services, LLC, and American National Stock Transfer, LLC, to provide advisory and information agent services in connection with the proposed merger and the related proxy solicitation seeking approval of such merger by the Company's stockholders. Services commenced during the third quarter of 2013. The Company has agreed to pay $0.8 million in fees and reimburse out of pocket expenses pursuant to this agreement. During the year ended December 31, 2013, $0.8 million of such fees and $0.2 million of such expense reimbursements were incurred and are included in accounts payable and accrued expenses on the accompanying consolidated balance sheet. No such fees were incurred during the period from February 14, 2012 (date of inception) to December 31, 2012.

The Company entered into an agreement with entities under common ownership with the Advisor, ARC Advisory Services, LLC and RCS Advisory Services, LLC, to provide support services including legal, accounting, marketing, human resources and information technology, among other services, until the earlier of the potential merger closing date or one year from the effective date of the agreement of July 1, 2013. The Company has agreed to pay $2.0 million in fees and reimburse out of pocket expenses pursuant to this agreement. During the year ended December 31, 2013, $2.0 million of such fees and $0.4 million of such expense reimbursements were incurred and are included in accounts payable and accrued expenses on the accompanying consolidated balance sheet. No such fees were incurred during the period from February 14, 2012 (date of inception) to December 31, 2012.

Fees Paid in Connection with the Liquidation or Listing of the Company's Real Estate Assets

The Company will pay a brokerage commission on the sale of property, not to exceed the lesser of 2.0% of the contract sale price of the property and one-half of the total brokerage commission paid, if a third party broker is also involved; provided, however, that in no event may the real estate commissions paid to the Advisor, its affiliates and unaffiliated third parties exceed the lesser of 4.5% of the contract sales price and a reasonable, customary and competitive real estate commission, in light of the size, type and location of the property, in each case, payable to the Advisor if the Advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale. In connection with the pending Merger (as discussed in Note 2 — Merger Agreement), the Advisor and the Company agreed that the Advisor will be entitled to a reduced real estate commission of $8.4 million upon the Merger. No such fees were incurred during the year ended December 31, 2013 or during the period from February 14, 2012 (date of inception) to December 31, 2012.

If the Company is not simultaneously listed on an exchange, the Company intends to pay a subordinated participation in the net sales proceeds of the sale of real estate assets of 15.0% of remaining net sale proceeds after return of capital contributions to investors plus payment to investors of an annual 6.0% cumulative, pre-tax, non-compounded return on the capital contributed by investors. The Company cannot assure that it will provide this 6.0% annual return but the Advisor will not be entitled to the subordinated participation in net sale proceeds unless the Company's investors have received an annual 6.0% cumulative, pre-tax, non-compounded return on their capital contributions plus the 100.0% repayment of capital committed by such investors. In connection with the pending Merger (as discussed in Note 2 — Merger Agreement), the Company's Special Limited Partner will be entitled to subordinated distributions of net sales proceeds in an amount estimated to be approximately $63.2 million. See Note 2 — Merger Agreement for further discussion. No such fees were incurred during the year ended December 31, 2013 or during the period from February 14, 2012 (date of inception) to December 31, 2012.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

The Company may pay the Advisor an annual subordinated performance fee calculated on the basis of the Company's total return to stockholders, payable annually in arrears, such that for any year in which the Company's total return on stockholders' capital exceeds 6.0% per annum, the Advisor will be entitled to 15.0% of the excess total return, but not to exceed 10.0% of the aggregate total return for such year (which will take into account distributions and realized appreciation). This fee will be payable only upon the sale of assets, distributions or other event which results in the return on stockholders' capital exceeding 6.0% per annum. No subordinated performance fees were incurred during the year ended December 31, 2013 or during the period from February 14, 2012 (date of inception) to December 31, 2012.

The Company may pay a subordinated incentive listing distribution of 15.0%, payable in the form of a non-interest bearing promissory note, of the amount by which the market value of all issued and outstanding shares of the Company's common stock plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to an annual 6.0% cumulative, pre-tax, non-compounded annual return to investors. The Company cannot assure that it will provide this 6.0% return but the Advisor will not be entitled to the subordinated incentive listing fee unless investors have received an annual 6.0% cumulative, pre-tax non-compounded return on their capital contributions plus the 100.0% repayment of capital committed by such investors. No such fees were incurred during the year ended December 31, 2013 or during the period from February 14, 2012 (date of inception) to December 31, 2012. Neither the Advisor nor any of its affiliates can earn both the subordination participation in the net proceeds and the subordinated listing distribution.

Upon termination or non-renewal of the advisory agreement, the Advisor will receive distributions from the Company payable in the form of a non-interest bearing promissory note. In addition, the Advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing on a national securities exchange or other liquidity event occurs.

Note 13 — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor, its affiliates and entities under common ownership with the Advisor to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, transfer agency services, as well as other administrative responsibilities for the Company including accounting services, transaction management services and investor relations.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note 14 — Share-Based Compensation

Stock Option Plan

On August 16, 2012, the board of directors approved the termination of the Company's stock option plan. Prior to such termination, the Company had authorized and reserved 0.5 million shares of common stock for issuance under the stock option plan. Such shares are no longer reserved.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Restricted Share Plan

The Company has an employee and director incentive restricted share plan (the "RSP"), which provides for the automatic grant of 1,333 restricted shares of common stock to each of the independent directors, without any further action by the Company's board of directors or the stockholders, on the date of initial election to the board of directors and on the date of each annual stockholders' meeting. Restricted stock issued to independent directors will vest over a five-year period following the date of grant in increments of 20.0% per annum. The RSP provides the Company with the ability to grant awards of restricted shares to the Company's directors, officers and employees (if the Company ever has employees), employees of the Advisor and its affiliates, employees of entities that provide services to the Company, directors of the Advisor or of entities that provide services to the Company, certain consultants to the Company and the Advisor and its affiliates or to entities that provide services to the Company. The fair market value of any shares of restricted stock granted under the RSP, together with the total amount of acquisition fees, acquisition expense reimbursements, asset management fees, financing coordination fees, disposition fees and subordinated distributions by the OP payable to the Advisor, shall not exceed (a) 6.0% of all properties' aggregate gross contract purchase price, (b) as determined annually, the greater, in the aggregate, of 2.0% of average invested assets and 25.0% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period, (c) disposition fees, if any, of up to 3.0% of the contract sales price of all properties that the Company sells and (d) 15.0% of remaining net sales proceeds after return of capital contributions plus payment to investors of an annual 6.0% cumulative, pre-tax, non-compounded return on the capital contributed by investors. Additionally, the total number of shares of common stock granted under the RSP shall not exceed 5.0% of the Company's authorized shares of common stock pursuant to the IPO and in any event will not exceed 3.0 million shares (as such number may be adjusted for stock splits, stock dividends, combinations and similar events).

Restricted share awards entitle the recipient to receive shares of common stock from the Company under terms that provide for vesting over a specified period of time. Such awards would typically be forfeited with respect to the unvested shares upon the termination of the recipient's employment or other relationship with the Company. Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. Any distributions payable in shares of common stock shall be subject to the same restrictions as the underlying restricted shares. The following table reflects restricted share award activity cumulatively through December 31, 2013:

	Number of Shares of Restricted Stock	Weighted-Average Issue Price
Unvested, February 14, 2012 (date of inception)	—	$—
Granted	2,667	22.50
Vested	—	—
Forfeitures	—	—
Unvested, December 31, 2012	2,667	22.50
Granted	5,333	22.50
Vested	(533)	22.50
Unvested, December 31, 2013	7,467	$22.50

The fair value of the shares is expensed over the vesting period of five years. Compensation expense related to restricted stock was $0.2 million and approximately $6,000 for the year ended December 31, 2013 and the period from February 14, 2012 (date of inception) to December 31, 2012, respectively.

Immediately prior to the effective time of the Merger, each then-outstanding share of restricted stock fully vested. As a result, compensation cost of $0.1 million for the accelerated vesting of restricted shares in conjunction with the Merger was recorded as merger and other transaction related costs for the year ended December 31, 2013.

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Other Share-Based Compensation

The Company may issue common stock in lieu of cash to pay fees earned by the Company's directors at the respective director's election. There are no restrictions on the shares issued. There were no such shares of common stock issued in lieu of cash during the year ended December 31, 2013 or the period from February 14, 2012 (date of inception) to December 31, 2012.

Note 15 — Net Loss Per Share

The following is a summary of the basic and diluted net loss per share computation for the year ended December 31, 2013 and the period from February 14, 2012 (date of inception) to December 31, 2012:

	Year Ended December 31, 2013	Period from February 14, 2012 (date of inception) to December 31, 2012
Net loss attributable to stockholders (in thousands)	$(71,155)	$(2,537)
Basic and diluted weighted-average shares outstanding	60,160,801	1,526,766
Basic and diluted net loss per share attributable to stockholders	$(1.18)	$(1.66)

The following common stock equivalents as of December 31, 2013 and 2012 were excluded from diluted net loss per share computations as their effect would have been antidilutive:

	December 31,
	2013	2012
Unvested restricted stock	7,467	—
OP Units	1,215,293	88
Class B Units	492,580	—
Total common stock equivalents	1,715,340	88

Index
AMERICAN REALTY CAPITAL TRUST IV, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2013

Note 16 — Quarterly Results (Unaudited)

Presented below is a summary of the unaudited quarterly financial information for the year ended December 31, 2013 and the period from February 14, 2012 (date of inception) to December 31, 2012:

	Quarters Ended
(In thousands, except share and per share data)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Total revenues	$2,697	$9,985	$34,371	$42,329
Net loss attributable to stockholders	(3,243)	(20,279)	(23,614)	(24,019)
Basic and diluted weighted-average shares outstanding	27,345,977	70,496,757	71,099,644	71,099,809
Basic and diluted net loss per share attributable to stockholders	$(0.12)	$(0.29)	$(0.33)	$(0.34)

		Quarters Ended
(In thousands, except share and per share data)	Period from February 14, 2012 (date of inception) to March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Total revenues	$—	$—	$1	$413
Net loss attributable to stockholders	(16)	(19)	(118)	(2,384)
Basic and diluted weighted-average shares outstanding	8,888	8,888	48,285	4,721,110
Basic and diluted net loss per share attributable to stockholders	NM	NM	$(2.44)	$(0.50)
________________________
NM - not meaningful

Note 17 — Subsequent Events

The Company has evaluated subsequent events and determined that there have not been any events that have occurred that would require adjustments to, or disclosures in, the consolidated financial statements, except for the following disclosure:

Acquisition

On January 2, 2014, the Company purchased one property with a purchase price of $1.1 million, comprised of approximately 8,000 rentable square feet.